Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Amedisys, Inc.

We consent to the use of our reports dated February 27, 2008, in the Registration Statement on Form S-8 pertaining to the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan, with respect to the consolidated balance sheets of Amedisys, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated income statements, statements of stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of Amedisys, Inc. incorporated by reference herein.

Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment.

/s/ KPMG LLP

Baton Rouge, Louisiana
July 16, 2008